EXHIBIT 10.11

June 4, 2003

INSIGNIA RICHARD ELLIS LIMITED

-and-

ALAN CHARLES FROGGATT

AMENDED AND RESTATED

EXECUTIVE SERVICE AGREEMENT

THIS AGREEMENT is made on June 4, 2003.

BETWEEN:

(1)	INSIGNIA RICHARD ELLIS LIMITED (No. 3350437) whose registered office is at Berkeley Square House, London WlX 6AN (the “Company”); and

(2)	ALAN CHARLES FROGGATT of Touchstone, Hullbrook Lane, Shamley Green, Guildford, Surrey GU5 OUQ (the “Executive”).

WHEREAS, the Executive continuously has been employed by the Company or its predecessor entities since May 1, 1997;

WHEREAS, the Company desires to assure itself of the services of the Executive for the period provided in clause 2 of this agreement, and the Executive is willing to serve in the employ of the Company for such period upon the terms and conditions provided in this agreement;

WHEREAS, in contemplation of the merger of Apple Acquisition Corp. with and into Insignia Financial Group, Inc., as detailed in that certain Agreement and Plan of Merger (the “Merger Agreement”) dated February 17, 2003, the Executive and the Company desire to enter into this agreement effective as of the “Closing Date” (as defined in the Merger Agreement); and

WHEREAS, in the event that the “Closing” (as defined in the Merger Agreement) fails to occur, this agreement shall be void ab initio.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1. DEFINITIONS

In this agreement, unless the context otherwise requires:

1.1	“Board” means the board of directors of the Company;

1.2	“Commencement Date” means the Closing Date;

1.3	“Group Companies” or “Group” means the Company, its holding company, and all subsidiary and associated companies of holding company;

1.4	“associated company” means a company which is treated as such for the purposes of Statement of Standard Accounting Practice No. 1 of the Institute of Chartered Accountants in England and Wales.

1.5	“subsidiary” and “holding company” have the meanings given to them in section 736 of the Companies Act 1985.

2. TERM AND APPOINTMENT

2.1	The Company shall engage the Executive and the Executive shall serve the Company as Chief Executive on the terms hereinafter provided (the “Appointment”). The Appointment shall commence on the Commencement Date and shall continue subject as hereinafter mentioned until terminated by the Company giving to the Executive not less than 12 months notice in writing or the Executive giving to the Company not less than 6 months notice in writing but not in any event so as to extend beyond the normal retirement age of 60 years. Notice to terminate the Appointment cannot be given by either party under this clause 2.1 prior to December 31, 2004.

2.2	During the notice period, regardless of whether the Executive or the Company has given the notice, the Company may at its absolute discretion, for all or part of the notice period, require the Executive:

(a)	not to enter the premises of the Company and/or any Group Company;

(b)	not to carry out any work or duties on behalf of the Company or any Group Company, except as may be requested by the Company;

(c)	not to act or represent himself as if he has authority to act on behalf of the Company or any Group Company except as may be requested by the Company;

(d)	to resign from all offices held in the Company or any of the Group Companies (and should he fail to do so the Company is hereby irrevocably appointed to be the Executive’s Attorney in his name and on his behalf to execute any documents and to do any things necessary or requisite to give effect to this sub-clause); and/or

(e)	not to contact or communicate with suppliers, customers or clients, investors, employees, agents, trustees or representatives of the Company or any Group Company except as may be requested by the Company.

2.3	The Company shall be entitled to terminate the Appointment immediately at any time; however, if the Company terminates the Appointment prior to December 31, 2004, the Company will pay to the Executive payments in lieu of salary, bonus and contractual benefits that the Executive would have received had the Appointment continued until December 31, 2005. If the Company terminates the Appointment on or after December 31, 2004, the Company will pay to the Executive payments in lieu of salary, bonus and contractual benefits for (i) 12 months following the termination of the Appointment if the Company has not provided the Executive with the 12 month notice of its intention to terminate the Appointment, or (ii) where the 12 month notice of termination of the Appointment previously has been given by the Company, for the remaining term of the 12 month notice period. Notwithstanding any other provision in this clause 2.3, in the event that the Company terminates the Appointment after the Executive has provided the Company with the 6 month notice of Executive’s intention to terminate the Appointment, the Company will pay to the Executive payments in lieu of salary, bonus and contractual benefits that the Executive would have received for the remaining term of the 6 month notice period. For the purposes of determining the value of pay in lieu of any bonus entitlement, the relevant amount will be the average of the bonuses awarded to the Executive in respect of the 3 previous financial years prior to the date of termination of employment. The Executive will not be entitled to any of the benefits or items of compensation described in this clause 2.3 if he is dismissed summarily in accordance with clause 11 of this agreement.

3. DUTIES

3.1	During the Appointment the Executive shall devote the whole of his time and attention to the duties assigned to him which are consistent with the position of Chief Executive and shall well and faithfully serve the Company and use his reasonable endeavours to promote the interests of the Company and shall obey all reasonable and lawful directions given to him by or under the authority of the Board. The duties for the time being are contained in Schedule 1 to this Agreement.

3.2	The Executive may be required in pursuance of his duties hereunder:

(a)	to perform services not only for the Company but also for any of the Group Companies provided that such services are commensurate with his status and without further remuneration (except as otherwise agreed) to accept such offices in any of the Group Companies as the Company may from time to time reasonably require;

(b)	to work at the Company’s principal place of business in London or such other location in the United Kingdom as may be agreed between the parties;

(c)	to travel to such places whether in or outside the United Kingdom by such means and on such occasions as the Board and/or the Board of the holding company may from time to time reasonably require;

(d)	to make reports to the Board and/or the Board of its holding company on any matters concerning the affairs of the Company or any other Group Company as it or they may reasonably require.

3.3	The statutory maximum average working week is 48 hours. Without prejudice to any argument that this statutory maximum does not apply to the Executive because, for example, he is sufficiently senior to control his own working time, the Executive agrees that his hours of work may exceed the statutory maximum. If the statutory maximum does apply to the Executive then either party may end the agreement in this clause that the Executive may work more than the statutory maximum by giving to the other party not less than 3 months’ notice.

4. HOLIDAY ENTITLEMENT

During the Appointment the Executive shall be entitled to 30 working days holiday (in addition to the public holidays) in each calendar year January to December at full salary to be taken at such time or times as may be approved by the Board. Any holiday taken in the 2003 calendar year prior to the Commencement Date will be deducted from the Executive’s entitlement under this agreement in the 2003 calendar year.

Holidays not taken cannot be carried over to a subsequent year. Upon the termination of the Appointment, either the Executive shall be entitled to receive payment in lieu of accrued holidays not taken at that date (provided that such termination is not pursuant to clause 12) or the Company shall be entitled to make a deduction from the Executive’s remuneration in respect of holidays taken in excess of the accrued entitlement. The accrued holiday entitlement at the date of determination shall be calculated on the basis of 2 1/2 days holiday for each completed calendar month of service in the then current calendar year and the amount of the payment in lieu or deduction shall be calculated on the basis of 1/260 of the Executive’s annual salary for each day’s holiday not taken or taken in excess of the accrued entitlement.

5. DISCLOSURE OF INTERESTS

5.1	Except as a representative of the Company or with the previous written approval of the Board which shall be deemed to be given in respect of any financial interest, office or employment which the Executive holds at the date hereof, brief details of which are attached at schedule 2 to this Agreement, the Executive shall not during the Appointment whether directly or indirectly paid or unpaid be engaged or concerned in the conduct of any other actual or prospective business or profession or be or become an Executive, agent, partner, consultant or director of any other company or firm or assist or have any financial interest in any other such business or profession.

5.2	The Executive shall be permitted to hold shares or securities of a company any of whose shares or securities are quoted or dealt in on any recognized investment exchange provided that any such holding shall not exceed three per cent of the issued share capital of the company concerned and is held by way of bona fide investment only (“Investment”).

5.3	The Executive shall disclose to the Board any matters relating to his spouse (or anyone living as such), their children, step children, parents or any trust or firm whose affairs or actions he controls which, if they applied to the Executive, would contravene clause 5.1, to the extent that the Executive has actual knowledge of such matters.

6. REMUNERATION

6.1	During the Appointment as remuneration for his services hereunder, the Executive shall be paid a fixed salary at the rate of £250,000 per annum or such higher rate as may from time to time be agreed. Such salary shall be inclusive of any fees or remuneration which he would otherwise be entitled to receive from the Company, Group Company or any associated company and shall be payable by bank credit transfer in equal monthly installments in arrears on or before the last working day of each calendar month and will be reviewed annually by the Board.

6.2	In addition to the said salary, the Executive shall be entitled to participate in the Executive Bonus Plan of CB Richard Ellis, Inc. (in accordance with the rules thereof for the time being). Under the Executive Bonus Plan CB Richard Ellis, Inc. (the “Plan”), the Executive shall be afforded the opportunity to earn an annual target bonus of £250,000. The determination of the Executive’s precise amount of annual bonus under the Plan (which may be more or less than £250,000) shall be calculated in accordance with the terms of the Plan; provided, however, that the Executive shall be guaranteed a minimum bonus of £150,000 for calendar year 2003 only. The Executive will not be entitled to this guaranteed minimum bonus if during 2003 he is dismissed summarily in accordance with clause 11 of this agreement. Subject to providing the Executive with the guaranteed bonus in calendar year 2003 (as described above), the Board of Directors of CB Richard Ellis, Inc. shall retain the right to amend or terminate the Plan at any time. The Executive shall have no entitlement to receive bonuses except as provided in this clause 6.2.

6.3	No provision of benefits on retirement (including annuities) will be made by the Company for the Executive. There is therefore no contracting-out certificate in force under the Pension Schemes Act 1993 in respect of the Employment.

6.4	The Executive shall be entitled to participate in such permanent health insurance, life assurance and medical expenses insurance schemes as the Company shall from time to time maintain for the benefit of executives of the seniority of the Executive subject to their terms and conditions from time to time in force.

6.5	The Company made a cash payment of £47,344 to the Executive on January 1, 2001, in accordance with the terms of the Employment Agreement executed between the Company and Executive on February 27, 2001 (the “Original Agreement”). On the Closing Date, the Executive’s obligation to repay any amount of such cash payment to the Company under clause 6.5 of the Original Agreement shall be cancelled in its entirety.

6.6	The Company may deduct from any sums due from the Company to the Executive any sums due from the Executive to the Company.

7. EXPENSES

The Executive shall be entitled to be repaid all reasonable traveling, hotel and other expenses properly authorized by the Board and incurred in or about the performance of the duties hereunder, which expenses shall be evidenced in such manner as the Company may specify from time to time.

8. CONFIDENTIAL INFORMATION

8.1	The Executive shall not use or divulge or communicate to any person other than with proper authority any of the trade secrets or other confidential information of or relating to the Company or any of the Group Companies (including but not limited to details of customers, potential customers, consultants, suppliers, potential suppliers, designs, product details, future product details, prices, discounting arrangements, specific product applications, existing trade arrangements, terms of business and those in the course of negotiation, operating systems, pricing and fee structures, financial information, inventions, research and development activities and which he may have created, developed, received or obtained while in the service of the Company or any of the Group Companies). This restriction shall cease to apply with respect to any information, confidential report or research which comes into the public domain other than as a result of the Executive being in breach of his obligations under this clause.

8.2	The Executive shall not during the Appointment make otherwise that for the benefit of the Company any records (whether recorded on paper, computer memory or discs or otherwise) relating to any matter within the scope of the business of the Company or any of the Group Companies or concerning any of its or their dealings or affairs nor either during the Appointment or thereafter use or permit to be used any such records otherwise than for the benefit of the Company, it being agreed by the parties that all such records (and copies thereof) in the possession or control of the Executive shall be property of the Company and shall be handed over by the Executive to the Company from time to time and on demand and in any event upon the termination of the Appointment.

8.3	The Executive shall not during the Appointment speak in public or write any article for publication on any matter connected with or relating to the business of the Company or any of the Group Companies without first obtaining the approval of the Board.

9. INVENTIONS AND CREATIVE WORKS

9.1	The Executive acknowledges that because of the nature of his duties and the particular responsibilities arising as a result of such duties which he owes to the Company and the Group Companies he has a special obligation to further the interests of the Company and the Group Companies. In particular the duties of the Executive shall include reviewing the products and services of the Company and Group Companies with a view to improving them by new and/or original ideas and inventions and implementing such improvements.

9.2	The Executive shall promptly disclose to the Company any idea, invention or work which is relevant to or capable of use in the business of the Company or any of the Group Companies made by the Executive in the course of his employment whether or not in the course of his duties. The Executive acknowledges that the intellectual property rights subsisting or which may in the future subsist in any such ideas, inventions or works created by him in the course of his employment will, on creation, vest in and be the exclusive property of the Company and where the same does not automatically vest as aforesaid, the Executive shall assign the same to the Company (upon the request and at the cost of the Company). The Executive hereby irrevocably waives any rights which he may have in any such ideas, inventions or works which are or have been conferred upon him by chapter IV of part I of the Copyright, Designs and Patents Act 1988 headed “Moral Rights”.

9.3	The Executive hereby irrevocably appoints the Company to be his attorney in his name and on his behalf to execute and do any such instrument or thing and generally to use his name for the purpose of giving to the Company or its nominee the full benefit of the provisions of this clause 9 and acknowledges in favour of any third party that a certificate in writing signed by any Director or Secretary of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case.

10. RESTRICTIONS AFTER TERMINATION

10.1	The Executive acknowledges and agrees that the covenants set out below are reasonably necessary for the proper protection of the legitimate business interests of the Company. The Executive covenants to the Company (for itself and as trustee for each of the Group Companies) that he shall not for the following periods after the termination of the Appointment howsoever arising (but excluding repudiatory breach of this agreement by the Company) directly or indirectly, either alone or jointly with or on behalf of any person, firm, company or entity and whether on his own account or as principal, partner, shareholder, director, executive, consultant or in any other capacity whatsoever:

(a)	for 12 months following termination in the “Relevant Territory” (as defined below) and in competition with the Company or any of the “Relevant Group Companies” (as defined below) engage, assist or be interested in any undertaking which provides services similar to those provided by the Company or any of the Relevant Group Companies in the 12 months prior to termination and with which the Executive was concerned in the said period of 12 months;

(b)	for 12 months following termination in the Relevant Territory solicit or interfere with or endeavour to entice away from the Company or any of the Relevant Group Companies any person, firm, company or entity who was a client of the Company or any of the Relevant Group Companies in the 12 months prior to termination and with whom the Executive was concerned or had personal contact in the said period of 12 months;

(c)	for 12 months following termination in the Relevant Territory be concerned with the supply of services to any person, firm, company or entity which was a client of the Company or any of the Relevant Group Companies in the 12 months prior to termination where such services are identical or similar to and in competition with those services supplied by the Company or any of the Relevant Group Companies in the said 12 month period, with which supply the Executive was concerned in the said period of 12 months;

(d)	for 12 months following termination offer to employ or engage or solicit the employment or engagement of any person who immediately prior to the date of termination was a senior Executive or consultant of the Company or any of the Relevant Group Companies and with whom the Executive had significant working contact in the 12 months prior to termination (whether or not such person would commit any breach of their contract of employment or engagement by reason of leaving the service of such company); and

(e)	represent himself as being in any way connected with or interested in the business of the Company or any of the Relevant Group Companies.

10.2	Each of the obligations contained in this clause constitutes an entire separate and independent restriction on the Executive and if any part is found to be unenforceable the remainder will remain valid and enforceable.

10.3	While the restrictions are considered by the parties to be fair and reasonable in the circumstances, it is agreed that if any such restrictions should be judged to be void or ineffective for any reason but would be treated as valid and effective if part of the wording thereof were deleted the said restrictions shall apply with such modifications will be necessary to make them valid and effective.

10.4	The Executive agrees that he will at the request and cost of the Company enter into a direct agreement with any of the Group Companies under which he will accept restrictions corresponding to the restrictions contained in this clause (or such as will be appropriate in the circumstances) in relation to such Group Company.

10.5	The provisions of this clause will not prevent the Executive from holding an Investment.

10.6	For the purposes of this clause:

(a)	a “Relevant Group Company” means any of the Group Companies for which the Executive has performed services or in which he has held office during the 12 months immediately preceding termination and, if applicable, their predecessors in business during such 12 month period.

(b)	“Relevant Territory” means the United Kingdom; and

(c)	the periods of restriction following termination of the Executive’s employment that are set out above shall be reduced by a period equal to the aggregate amount of time during which the Company relies upon its rights under clause 2.2.

11. TERMINATION BY EVENTS OF DEFAULT

The Appointment shall be subject to summary termination at any time by the Company by notice in writing if the Executive shall have committed any serious breach or (after warning in writing) any repeated or continued material breach of the obligations hereunder or shall have been guilty of any act of dishonesty or serious misconduct or shall be declared bankrupt or shall compound with his creditors. Any delay by the Company in exercising such right to termination shall not constitute a waiver thereof.

12. INCAPACITY

12.1	The Company shall continue to pay the Executive’s salary and other contractual entitlements to remuneration during any period of absence on medical grounds up to a maximum of 24 consecutive months provided that the Executive shall from time to time if required supply the Company with medical certificates covering any period of sickness or incapacity exceeding 7 days (including weekends). The Company and the Executive further agree, however, that the Company’s obligations under this clause 12.1 shall be reduced or eliminated by any benefits provided to Executive under an arrangement described in clause 6.4.

12.2	Payment of the salary and other remuneration pursuant to clause 12.1 shall be inclusive of any Statutory Sick Pay to which the Executive may be entitled.

12.3	If the Executive’s absence shall be occasioned by the actionable negligence of a third party in respect of which damages are recoverable, then all remuneration paid hereunder shall constitute loans to the Executive who shall:

(a)	Forthwith notify the Company of all the relevant circumstances and of any claim, compromise, settlement or judgment made or awarded in connection therewith;

(b)	If the Company so requires, refund to the Company such sum as the Company may determine, not exceeding the lesser of:

(i)	the amount of damages recovered by him under such compromise, settlement or judgment in respect of his loss of earnings as an Executive hereunder; and

(ii)	the sums advanced to him in respect of the period of incapacity .

In either case after deducting the amount of all professional costs incurred by the Executive in connection with the action or negligence of such third party to the extent that those costs are not recovered by the Executive from such third party.

13. OBLIGATIONS UPON TERMINATION

Upon the termination of the Appointment howsoever arising the Executive shall:

13.1	At any time or from time to time thereafter upon the request of the Company, resign without claim for compensation from:

(a)	all offices held in the Company or any of the Group Companies; and

(b)	any office in any other company acquired by reason of or in connection with the Appointment;

and should he fail to do so the Company is hereby irrevocably appointed to be the Executive’s Attorney in his name and on his behalf to execute any documents and to do any things necessary or requisite to give effect to this clause;

13.2	deliver to the Board all documents (including, but not limited to, correspondence, lists of clients or customers notes, memoranda, plans, drawings and other documents of whatsoever nature and all copies thereof) made or complied or acquired by the Executive during the Appointment and concerning the business, finances or affairs of the Company or any of the Group Companies or clients.

14. SHARE DEALING

14.1	The Executive shall as applicable comply, and shall procure that his spouse or partner and minor children shall comply, with all applicable rules of law stock exchange regulations and codes of conduct of the Company and any Group Company for the time being in force in relation to dealings in shares debentures or other securities of the Company or any Group Company or any unpublished price sensitive information affecting the securities of any other company (provided that the Executive shall be entitled to exercise any options granted to him under any share option scheme established by the Company or any Group Company subject to the rules of any such scheme and any other rules for the time being in force in relation to exercise of options under such scheme).

15. DATA PROTECTION

15.1	The Executive hereby confirms that the Company will be entitled to process (within the meaning of the Data Protection Act 1998 (and any amending or subordinate legislation passed from time to time)) in any way it reasonably considers fit any data and other information concerning the Executive provided that the Employer shall exercise all reasonable care to treat such data and information with the degree of confidentiality that would normally be expected of a reasonable and responsible Employer engaged in the processing of such data or information.

15.2	The Executive hereby consents to the passing of any such data and information by the Company to any of the Group Companies whether within or outside the European Union or to any associated companies subject to the conditions set out above.

16. RECONSTRUCTION AND AMALGAMATION

If at any time the Executive’s employment is terminated in connection with any reconstruction or amalgamation of the Company or any of the Group Companies whether by winding up or otherwise and the Executive receives an offer on terms which (considered in their entirety) are not less favourable to any material extent than the terms of this agreement from a company involved in or resulting from such reconstruction or amalgamation the Executive shall have no claim whatsoever against the Company or any such company arising out of or connected with such termination.

17. NOTICES

Any notice to be given hereunder shall be in writing. Notices may be given by either party by personal delivery or post or by fax addressed to the other party at (in the case of the Company) its registered office for the time being and (in the case of the Executive) his last known address and any such notice given by letter or fax shall be deemed to have been served at the time at which the letter was delivered personally or transmitted or if sent by post would be delivered in the ordinary course of post.

18. PREVIOUS CONTRACTS

18.1	Other than where expressly stated to the contrary in this agreement, this agreement contains the entire agreement relating to the Executive’s employment with the Company and is in substitution for and replaces any previous contract of service between the Company or any of the Group Companies and the Executive which shall be deemed to have been terminated by mutual consent as from the commencement of the Appointment and the Executive hereby waives with effect from the Commencement Date any and all claims which he may have arising out of or in connection with any such previous contract of service.

18.2	The Executive hereby warrants and represents to the Company that he will not, in entering into this agreement or carrying out his duties hereunder, be in breach of any terms of employment whether express or implied or any other obligation binding upon him.

19. PROPER LAW

This agreement shall be governed and construed in all respects in accordance with English law.

20. CONSTRUCTION

20.1	The headings in this agreement are inserted for convenience only and shall not affect its construction.

20.2	Any reference to a statutory provision shall be construed as a reference to any statutory modification or re-enactment thereof (whether before or after the date hereof) for the time being in force.

21. STATUTORY INFORMATION AND SCHEDULE 3

Schedule 3 hereto (in addition to this agreement) constitutes a written statement as at the date hereof of the terms of employment of the Executive in compliance with the provisions of the Employment Rights Act 1996.

22. INDEMNITY

The Company agrees to indemnify the Executive against any and all liabilities he may incur as a result of carrying out his duties hereunder, save in circumstances where the Executive has committed an act of default under clause 11 above (including by way of example any act of willful misconduct or gross negligence) and insofar as such an indemnity would be rendered void by section 310 of the Companies Act 1985 and any subsequent amendments or modifications.

IN WITNESS whereof this agreement has been executed as a deed on the date first before written.

Executed and Delivered as a Deed by INSIGNIA RICHARD ELLIS LIMITED Acting by:	/s/ MARK STRONG Mark Strong Director

/s/ MARTIN LUBIENIECKI Martin Lubieniecki Director/Secretary

Signed and Delivered as a deed by the said ALAN CHARLES FROGGATT in the presence of:	/s/ ALAN CHARLES FROGGATT

/s/    ANN LYONSON

Ann Lyonson

12 The Mount

76 Bedford Gardens

London

W8765

Secretary